Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the following Registration Statements  of Yatra Online, Inc.:

1)	Registration Statement (Form S8 No. 333-218498) pertaining to the 2006 Share Plan and 2016 Stock option and Incentive Plan,

2)	Registration Statement (Form F3 No. 333-256442) as amended pertaining to registration of securities under the Securities Act of 1933, as amended.

of our report dated July 31, 2024, with respect to the consolidated financial statements of Yatra Online, Inc., included in the Annual Report on Form 20-F of Yatra Online, Inc. for the year ended March 31, 2026.

/s/ Ernst and Young Associates LLP

Gurugram, India

July 31, 2026